EXHIBIT 99.1

MEDIA RELEASE
American Campus Communities Announces Sale of Common Stock
AUSTIN, Texas—(BUSINESS WIRE)—October 3, 2007— American Campus Communities, Inc. (NYSE:ACC), one of the nation’s largest developers, owners and managers of high-quality student housing properties, today announced that it has agreed to sell 3,500,000 shares of its common stock in an underwritten public offering. The company has also granted the underwriters an option to purchase up to an additional 525,000 shares of common stock to cover overallotments, if any. All of the shares will be offered by the company and will be issued under the company’s currently effective shelf registration statement filed with the Securities and Exchange Commission.
The company intends to use the proceeds to fund its development pipeline and potential acquisitions of student housing properties. In the interim, the company intends to use the proceeds to repay the outstanding balance of its revolving credit facility and the outstanding balance on a construction loan, and to use the remaining amount for working capital and general corporate purposes.
Citi and Merrill Lynch & Co. will serve as joint book-running managers for the offering. KeyBanc Capital Markets will serve as co-lead manager for the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus and the prospectus supplement relating to the offering may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220 (telephone: (718) 765-6732), and Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080 (telephone: (212) 499-1000).
About American Campus Communities, Inc.
American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. The company owns and manages a portfolio of 43 high-quality student housing communities containing approximately 26,900 beds. Including its owned properties, the company provides management and leasing services at a total of 56 properties, representing approximately 35,800 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.
Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.